Exhibit 10.2.1

OFFICE LEASE

8200 GREENSBORO DRIVE, MCLEAN, VIRGINIA

FIRST MODIFICATION AGREEMENT

This First Modification Agreement (this “Agreement”), dated as of June 8, 2009, is made by and between Greensboro Drive Property LLC, a Delaware limited liability company (“Landlord”), and Xenith Corporation, a Virginia corporation formerly known as Xenith Bank [In Organization] (“Tenant”).

RECITALS:

By Office Lease dated November 5, 2008 (the “Lease”), Landlord leased to Tenant certain office space located at 8200 Greensboro Drive, McLean, Virginia, and more particularly described in the Lease.

Landlord and Tenant now wish to modify the Lease in the manner set forth below.

FIRST MODIFICATION AGREEMENT:

NOW, THEREFORE, for and in consideration of the mutual covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Landlord and Tenant agree as follows:

1. Modification. Section 2.4 of the Lease is hereby deleted in its entirety and the following is substituted in lieu thereof:

“2.4 Holding Company Merger/Bank Acquisition Contingency.

“(a) Tenant is currently using and agrees to continue to use commercially reasonable efforts to acquire voting control of First Bankshares, Inc., a Virginia bank holding company (“FBS”), which owns all of the outstanding capital stock of SuffolkFirst Bank, a Virginia banking corporation (the “Bank”), pursuant to a Merger Agreement dated as of May 12, 2009 (the “Merger Agreement”) between Tenant and FBS. Upon closing of the merger described in the Merger Agreement (the “Merger”), the combined companies will operate as a one-bank holding company under the name Xenith Bankshares, Inc. (“Xenith Bankshares”), the Bank will change its name to Xenith Bank and Tenant will cause the Bank to assume in writing all of the rights and obligations of Tenant under this Lease. The Merger has been approved by the boards of directors of Tenant and FBS, and closing of the Merger is subject to, among other customary conditions, (i) issuance by the State Corporation Commission of Virginia of a certificate of merger, (ii) approval of the Merger by the Board of

Governors of the Federal Reserve System under the Federal Bank Holding Company Act, and (iii) approval of the Merger by the Virginia Bureau of Financial Institutions under Virginia Code §6.1-383.1 governing the acquisition of Virginia bank holding companies (collectively the “Governmental Approvals”). If (and only if) Tenant is unable to obtain the Governmental Approvals and close the Merger after using commercially reasonable efforts on or before November 30, 2009, time being of the essence (the “Contingency Deadline”), Tenant shall have the option (the “Contingency Termination Option”) to terminate this Lease and the term and estate hereby granted by giving Landlord written notice of Tenant’s election to exercise the Contingency Termination Option (the “Contingency Termination Notice”) prior to the Contingency Deadline, time being of the essence as to the giving of such notice. If Tenant shall timely deliver the Contingency Termination Notice to Landlord, this Lease shall terminate effective as of the tenth (l0th) business day after the date of the Contingency Termination Notice (the “Contingency Termination Date”). In the event Tenant does not send the Contingency Termination Notice to Landlord strictly in accordance with the terms set forth in this Section 2.4(a), the Contingency Termination Option shall be deemed null and void and deleted from this Lease.

“(b) In the event of the giving of the Contingency Termination Notice as hereinabove provided: (i) this Lease and the term and estate hereby granted (unless the same shall have expired sooner pursuant to any of the conditions of limitation or other provisions of this Lease or pursuant to law) shall terminate on the Contingency Termination Date with the same effect as if such date were the date hereinbefore specified for the expiration for the term of this Lease, except that, notwithstanding anything to the contrary contained in Article 21 below, Landlord shall retain the entire amount of the Security Deposit held by Landlord in consideration of Tenant’s exercise of the Contingency Termination Option and as payment in full of Landlord’s costs and expenses incurred with respect to the initial execution and delivery of this Lease, but shall be without prejudice to Landlord’s rights with respect to any then existing Default of Tenant or any conditions which with notice and opportunity to cure would constitute a Default of Tenant under this Lease, (ii) the Base Rent, additional rent and all other charges payable hereunder, if any, shall be apportioned as of the Contingency Termination Date, (iii) neither party shall have any rights, estates, liabilities or obligations under this Lease for the period accruing after the Contingency Termination Date except those which, by the provisions of this Lease, expressly survive the expiration or termination of the Term of this Lease, (iv) Tenant shall surrender and vacate the Premises and deliver possession thereof to Landlord on or before the Contingency Termination Date in the condition required under this Lease for surrender of the Premises, and (v) at Landlord’s election, Landlord and Tenant shall enter into a written agreement reflecting the termination of this Lease upon the terms provided herein, which agreement shall be in form and substance reasonably satisfactory to Landlord and Tenant and shall be executed within thirty (30) days after Tenant exercises the Contingency Termination Option, provided that failure to execute such an agreement shall have no effect on the termination of this Lease effected as expressly provided herein.”

2. Ratification. Except as expressly modified hereby, the terms and provisions of the Lease are hereby ratified and confirmed and remain in full force and effect. In the event of any inconsistency between the provisions of the Lease and the provisions of this Agreement, the provisions of this Agreement shall govern and control.

3. Execution in Counterparts. To facilitate execution, the parties hereto may execute this Agreement in counterparts. All counterparts of this Agreement shall be deemed to constitute a single agreement. Counterparts of this Agreement, when executed, may be delivered by facsimile or electronic mail transmission and shall have the same force and effect as if such counterparts bore the original signature of the party or parties thereto.

IN WITNESS WHEREOF, Landlord and Tenant have caused this First Modification Agreement to be executed the day and date first above written.

“LANDLORD”

GREENSBORO DRIVE PROPERTY LLC a Delaware limited liability company

By:	/s/ Jason P. Semmel
Name:	Jason P. Semmel
Its:	Authorized Signatory
Date:	June 8, 2009

“TENANT”

XENITH CORPORATION, a Virginia corporation

By:	/s/ Thomas W. Osgood
Name:	Thomas W. Osgood
Its:	CFO/CAO
Date:	June 22, 2009